UNITED STATES
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SCHEDULE 14A

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BANTA CORPORATION
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FINAL TRANSCRIPT

Conference Call Transcript [Filed by Banta Corporation since the conference call was simultaneously available via the Banta Corporation Website]

RRD — RR Donnelley to Acquire Banta Corporation Conference Call

Event Date/Time: Nov. 01. 2006 / 9:00AM ET

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

CORPORATE PARTICIPANTS

Dan Leib
RR Donnelley — Group SVP Finance & IR

Mark Angelson
RR Donnelley — CEO

Tom Quinlan
RR Donnelley — CFO

CONFERENCE CALL PARTICIPANTS

Matt Troy
Citigroup — Analyst

Charles Strauzer
CJS Securities — Analyst

Karl Choi
Merrill Lynch — Analyst

Dean Asofsky
Credit Suisse — Analyst

Craig Kennison
Robert W. Baird — Analyst

Chitra Sundaram
Cardinal Capital — Analyst

Philip Olesen
UBS — Analyst

PRESENTATION

Operator

Good morning. My name is Denise and I’ll be your conference operator today. At this time, I would like to welcome everyone to the discussion of RR Donnelley’s acquisition of Banta. All lines have been placed on mute to prevent any background noise and after the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). It is now my pleasure to turn the floor over to your host, Mr. Dan Leib, Group Senior Vice President Finance and Investor Relations. Sir, the floor is yours.

Dan Leib — RR Donnelley — Group SVP Finance & IR

This morning, we are joined by Mark Angelson, Chief Executive Officer; Tom Quinlan, Chief Financial Officer; Sue Bettman, General Counsel and Rebecca Bruening, Treasurer.

Last night, we announced that RR Donnelley has reached a definitive agreement to acquire Banta. Mark will begin with brief remarks, which will be followed by a question-and-answer session. Please limit your question to those matters discussed in our press release. We look forward to a full discussion of our third-quarter business results on our November 7 earnings call.

During this call, we will refer to forward-looking statements that are subject to uncertainties. For a complete discussion, please refer to the cautionary statement included in our press release and further detailed in our annual report on Form 10-K and other filings with the SEC.

Further, we may discuss non-GAAP and pro forma financial information during this call. We believe the presentation of non-GAAP and pro forma results provides you with a useful supplementary information concerning the Company’s ongoing operations and are an appropriate way for you to evaluate the Company’s performance, but they are provided for informational purposes only.

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

Please refer to our historical press releases and related footnotes for GAAP information and a reconciliation of GAAP to non-GAAP information. We have also posted to our website in the investors presentation section a description of non-GAAP measures to which we may refer on this call. At this time, I will turn the call over to Mark.

Mark Angelson — RR Donnelley — CEO

Thank you, Dan. We are delighted to announce that we have signed a definitive agreement to acquire Banta Corporation. We expect that this all cash transaction valued at approximately $1.3 billion or $36.50 per share will close during the first quarter of 2007 after we complete the normal regulatory process and Banta shareholder approval. We expect that this acquisition will be accretive to our earnings during the first 12 months after closing.

We welcome with open arms the excellent employees of Banta as we continue to build our all-star team. Congratulations particularly to Stephanie Streeter, a dynamic and powerful leader who skillfully guided her Company to this great combination.

This morning, I will provide you with an overview of Banta and outline its strong strategic and tactical fit with RR Donnelley. We will then take a few minutes of questions.

Wisconsin-based Banta is 105-year-old company that we know well, serving customer segments with which we are deeply familiar. With 2005 revenues of $1.54 billion, Banta’s more than 8000 employees provide to its diverse publishing, direct-mail marketing, manufacturing and other customers a product and service mix that includes consumer and business catalogs, special-interest magazines, books, direct response printing and digital imaging, outsource fulfillment programs and related service capabilities.

Banta also provides technology manufacturers and other customers with a variety of supply chain management services. In the highly fragmented printing industry, Banta is a substantial participant whose acquisition will extend our industry leading positions in key segments.

Printing and its attendant services comprise more than 70% of Banta’s business. Most of the balance of Banta’s business involves providing manufacturing organizations and other customers with supply-chain management services. These services complement our own logistics resources drawing on capabilities that range from procurement and sourcing to materials management through complex fulfillment and back-end processing. These supply chain capabilities surround printing with value-added services, extending cross-selling opportunities and deepening customer relationships.

Banta’s business has considerable overlap with our own Publishing and Retail Services operation, creating immediate opportunities for cross-selling, procurement, manufacturing, premedia and logistics synergies. Our experienced management and integration teams will move quickly to blend Banta with RR Donnelley. We will apply our disciplined approach to cost reduction and financial management.

During our last conference call, I highlighted the considerable success that we have had in balancing our platform in the segments that had traditionally experienced seasonally lower volumes during the first half of the year. The acquisition of Banta’s very well respected platform will give us added flexibility and enable similar balancing with Banta’s customers as well. We also expect that this enhanced platform will reduce capital expenditures as a percentage of revenue in due course.

Approximately 80% of Banta’s revenues are U.S.-based. Banta has 38 facilities. In most cases, its manufacturing and service footprint in the United States complements our existing platform and expands our geographic reach and in some places it is so closely co-located with our own facilities as to offer clear and compelling expansion and consolidation opportunities. Banta’s international facilities are located in Europe and Asia where RR Donnelley has a strong and complementary presence.

Most important, Banta brings us excellent and skilled people. I expect that there will be opportunity for a great majority of them with us across a host of disciplines.

With our platform’s ability to generate substantial cash flow and our strong balance sheet and liquidity position, our credit metrics will remain very strong after the closing.

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

We plan to release our third-quarter 2006 financial results before the market opens on Tuesday, November 7. We will not address questions about the quarter until then. On that morning, we will also hold a conference call at 9 a.m. central time to discuss those results in lieu of our previously scheduled investor day, which we will reschedule in due course. We also plan to present at a conference in New York in early December and to visit with investors in January. As has been our practice, we will provide 2007 earnings guidance during our fourth-quarter investor call in early 2007. Operator, please open the line for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Matt Troy, Citigroup.

Matt Troy — Citigroup — Analyst

I like the deal. I had a couple of questions if I could. I guess one — a lot of questions I am getting this morning and last night just concern the due diligence process. Obviously some speculation of an LBO in August. I am not asking you to address that, but just mind on several different things in running the Company and Cenveo recently making some bids for Banta. I was wondering if you could help us in terms of the length of the due diligence process and then two, how you reconcile the deal. I think it is a return to your core competency, but reconcile the deal with some of the talking points you put out there about BPO. Certainly that was a recent M&A focus and then I have got one follow-up. Thanks.

Mark Angelson — RR Donnelley — CEO

Please, Matt, the first half of that question again? I got the BPO part. In fact, I have now got the first part as well. In respect of our due diligence, it was fulsome, it was thorough and in respect of how much time we spent on this and exactly what happened, our lawyers have asked me to say that you should please read the background of the merger section in the Banta proxy when it comes out in due course.

On BPO, look, we are very pleased with where we are with BPO. We never said that we were going to transform this entirely into a BPO company. Quite to the contrary. I think that we have for now enough BPO. We are in the process of blending it very nicely with our other product and service offerings, nicely complementary, distinguishes us from our competition, but remember who we are and what we set out to do. We are at our core printers, not 20th-century printers, 21st-century printers. I believe that our shareholders are looking for us to continue to consolidate this industry and that is what we announced this morning.

Matt Troy — Citigroup — Analyst

Certainly that is what we have been looking for as well. I wanted to follow up with one just tactical question on the rating agency side, have you had preliminary discussions? You said you are comfortable that the credit will remain strong. A sense of trying to plug assumptions into our model, what should we think about a cost of borrowing here and what is your sense of the rating agencies?

Mark Angelson — RR Donnelley — CEO

Mr. Quinlan?

Tom Quinlan — RR Donnelley — CFO

We have had what I will say preliminary conversations with the rating agencies, letting them know and sharing with them our strong financial rationale for the transaction, as well as from a strategic standpoint what it will do for us and that has been the length of the conversation that we have had with them. Obviously during the month of November, we will get down to see them at that time and share more with them.

And as far as the other two go as far as cost of borrowing, as far as building the model, I think I will leave that to you guys as you see fit. We feel our metrics obviously are still strong, even taking into account this transaction and are excited from a fiduciary financial standpoint that we still have a very good balance sheet to work off of.

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

Matt Troy — Citigroup — Analyst

Excellent. Thanks for the time.

Operator

Charles Strauzer, CJS Securities.

Charles Strauzer — CJS Securities — Analyst

Congratulations.

Mark Angelson — RR Donnelley — CEO

Thank you very much.

Charles Strauzer — CJS Securities — Analyst

A couple of quick housekeeping questions and it’s probably more for Tom. On the tax rate on the combined entity, have you heard from your accountant (indiscernible) on that?

Mark Angelson — RR Donnelley — CEO

We will be back to you on that, Charlie.

Charles Strauzer — CJS Securities — Analyst

That’s fine. Expected — I might have missed this earlier, but the expected closing time frame, Mark?

Mark Angelson — RR Donnelley — CEO

What we’ve said is first quarter of next year. As you know, these things aren’t entirely in our control and we will be as interested in that as you are. The sooner the better.

Charles Strauzer — CJS Securities — Analyst

Got it. And then just if you can give us any more granularity on levels of accretion or kinds of targets that you’re kind of setting forth?

Mark Angelson — RR Donnelley — CEO

Ask that question again next week. I can’t promise to answer it, but we are — we have clear line of sight on accretion in the first 12 months.

Charles Strauzer — CJS Securities — Analyst

Great.        I think investors (technical difficulty) would appreciate (technical difficulty).

Mark Angelson — RR Donnelley — CEO

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

Let me help you with that. What I thought you were going to ask is do you have clear line of sight on exactly how many synergies. We see clearly $75 million and who knows.

Charles Strauzer — CJS Securities — Analyst

I think that’s a good starting point and congratulations again.

Mark Angelson — RR Donnelley — CEO

Thank you.

Operator

Karl Choi, Merrill Lynch.

Karl Choi — Merrill Lynch — Analyst

A couple of questions, just refers to the last one. The $75 million figure that, Mark, you just mentioned, is that on top of the $35 million that Banta has already put out as savings expected from their restructuring actions or is it inclusive of that?

Mark Angelson — RR Donnelley — CEO

It is inclusive of that and that is our number. These are early days, Karl.

Karl Choi — Merrill Lynch — Analyst

And second question is regarding the supply-chain management business. It sounds like you think there is some sort of synergies with your existing logistics business. Can you talk a little bit about the margin potential for that business longer term? Do you think it has the same kind of margin potential compared to the printing business that Banta owns?

Mark Angelson — RR Donnelley — CEO

Again, we are just not far enough into this yet in order to be talking about that stuff. We have, in addition to our logistics business, we have what we call our T&T business, which is our inbox kitting and fulfillment and related processes for handheld devices. We see lots of synergies with that business. Tom?

Tom Quinlan — RR Donnelley — CFO

The services that Banta’s supply-chain management business do for their customers are different than the type of supply-chain services we currently do for our customers as Mark alluded to. But the customers, the main customers, that Banta serves in their supply-chain management business are customers that we currently serve in our platform with our various products and services as well. So as we look at that business, we do know that we know the customers very well that remain part of the supply-chain management business.

Karl Choi — Merrill Lynch — Analyst

This may be early yet, but is there a way to look at in terms of big bucket where the $75 million of savings may be coming from, overhead and supply and all that?

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

Mark Angelson — RR Donnelley — CEO

Too early. Much, much too early. Just think scale is good, procurement.

Tom Quinlan — RR Donnelley — CFO

We’ve, as some of you have already alluded to on the call this morning, this is something that we do know well, domestic base for the most part, printing industry over the last number of years as you’ve seen us go ahead and pull the integration of these various companies that we have done over the year. You will not see us deviate from what we have done in the past as we go out and look at these opportunities that are out there. Again with customers first in mind to make sure that we go ahead and make ourselves more efficient for them and at the same time look at our entire platform.

Karl Choi — Merrill Lynch — Analyst

Last question. Any breakup fee?

Mark Angelson — RR Donnelley — CEO

We have a customary breakup fee. We have a right to match. We have other customary provisions. We have two unanimous Boards.

Operator

Dean Asofsky, Credit Suisse.

Dean Asofsky — Credit Suisse — Analyst

One of my questions was answered. And I think I will withdraw.

Mark Angelson — RR Donnelley — CEO

Okay.        Thank you.

Operator

Craig Kennison, Robert W. Baird.

Craig Kennison — Robert W. Baird — Analyst

This is really a Banta-related question, but wonder if you know whether there are any unusual tax features to their special dividend other than its size or will it be treated in the same way that the normal dividend would be treated?

Mark Angelson — RR Donnelley — CEO

Forgive me, but we are just not allowed to comment on that.

Tom Quinlan — RR Donnelley — CFO

It is a question for the Banta team.

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

Mark Angelson — RR Donnelley — CEO

Yes.

Craig Kennison — Robert W. Baird — Analyst

Okay.        Thank you.

Operator

Chitra Sundaram, Cardinal Capital.

Chitra Sundaram — Cardinal Capital — Analyst

The two questions were the $75 million cost savings, just to get clear, that’s just in due course or are you talking about it for the first year, clear and the breakup fee, was it possible to quantify that?

Mark Angelson — RR Donnelley — CEO

We are going to get the merger agreement filed just as soon as we can and that will answer all of your specific questions about the arrangements between these two great companies. I am sorry. What was your other question, please?

Chitra Sundaram — Cardinal Capital — Analyst

Yes. On the 75 million, I just wasn’t clear if was — you mentioned clear $75 million cost savings over the course of the first year or was it just sort of a long-term — ?

Mark Angelson — RR Donnelley — CEO

That is a run rate that we expect to achieve in the first 12 months following the closing and to continue.

Chitra Sundaram — Cardinal Capital — Analyst

Thank you so much.

Tom Quinlan — RR Donnelley — CFO

We have talked a little bit here about cost savings. Strategically, just to make sure that doesn’t get lost on anybody. Banta has a great short run magazine platform and as you know as you follow this industry, as John pointed out a couple of days ago, there is not too many parts of the segments that we participate in where you actually see growth. Not aggressive growth, but there is growth there when you compare it to the long run part of what is going on with a long run magazine.

When you look at the direct mail, the type of assets that Banta’s direct-mail platform has speaks greatly to what we have on the catalog and direct-mail business side for us. Again, our customers, their customers, both of us should benefit, all of them should benefit as we go ahead and look at the platform that we think that will be in place upon closing.

Mark Angelson — RR Donnelley — CEO

FINAL TRANSCRIPT

Nov. 01. 2006 / 9:00AM ET, RRD — RR Donnelley to Acquire Banta Corporation Conference Call

I think we have got time for one more.

Operator

Philip Olesen, UBS.

Philip Olesen — UBS — Analyst

Actually two quick questions. First, the proposal for interim financing of the transaction and then what you would see as the ultimate financing and I guess as part of that, I think Banta has in place a $515 million secured bank facility that they will intend to use to pay the dividend. Would you envision refinancing that as part of the permanent finance?

Tom Quinlan — RR Donnelley — CFO

Philip, great questions. We will get back to you.

Mark Angelson — RR Donnelley — CEO

We had a little cash on hand too I think. Maybe we’ll pay for some of this out of cash.

Operator, we are done. Everybody, thank you very much for paying attention to us on such short notice this morning. We are very pleased about this transaction. Banta is a great company and we think that the all-star team will benefit greatly from their addition to our group. All best wishes, everybody. Thanks a lot.

Operator

Thank you. This does conclude today’s discussion of RR Donnelley acquisition of Banta. You may now disconnect your lines at this time and have a wonderful day.

ADDITIONAL INFORMATION

In connection with the proposed acquisition of Banta discussed above (the “Merger”), Banta will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Banta shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Banta Corporation, 225 Main Street, Menasha, Wisconsin 54952, Attention: Corporate Secretary, telephone (920) 751-7777, or from the Company’s website, www.banta.com.

Banta and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Banta in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Banta’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Banta common stock as of March 3, 2006 is also set forth in the Schedule 14A filed by Banta with the SEC on March 23, 2006.

October 31, 2006

Dear Fellow Banta Employee:

As you are aware, earlier this month, we told you that our Board was exploring a range of strategic alternatives that could benefit the Company, our shareholders, customers and employees. Today we announced the outcome of that process, which represents a very significant and positive development for Banta, and I want to share the news directly with you.

We have entered into a definitive agreement, under which Banta will be acquired by RR Donnelley. As many of you may be aware, RR Donnelley is a leading full-service provider of print and related services, including document-based business process outsourcing. Like us, RR Donnelley has a strong history rooted in tradition, and it also has an outstanding reputation.

I firmly believe that this transaction represents a great opportunity for Banta and all of our key stakeholders. The combination is an outstanding strategic fit – Banta and RR Donnelley have very complementary businesses in both supply-chain management and print, and importantly, we have a shared focus on providing high-quality services to our customers.

As we’ve discussed before, we have been operating in a challenging marketplace – both in the commercial printing and supply-chain management sector. While we have been making great progress to address those challenges, by joining with RR Donnelley, Banta will be part of a larger company with enhanced scale and global reach. When the acquisition is complete, we will become part of a company that has approximately $11 billion in annual revenues that is well positioned to effectively compete in our ever-changing industries. We expect to close the transaction in the first quarter of 2007, subject to regulatory approval, approval by Banta shareholders and other customary closing conditions.

We have carefully considered our alternatives and are confident that the combination with RR Donnelley provides the best choice for Banta, our shareholders, customers and employees. Our shareholders will receive significant value in the transaction, our customers will benefit from enhanced capabilities and an increased array of options, and the vast majority of our employees will have increased opportunities as a result of being part of a larger, dynamic organization. Please know that today’s announcement speaks not only to the underlying strength of our organization, but also to the tremendous work you have been doing to make Banta one of the most admired companies in both the supply-chain management and print industries.

I know you will have questions about today’s news and we’ll do our best to answer them and to keep you informed as the process moves forward. Your focus, dedication and patience over the past several months is truly to be commended, and I personally want to thank you for your overwhelming support and continuing efforts on behalf of Banta. I am proud of what we have accomplished together and you should be proud as well.

As always, if you have any questions, please email me at sastreeter@banta.com.

Sincerely,

Stephanie Streeter

Additional Information

In connection with the proposed combination described above (the “Merger”), Banta will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Banta shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Banta Corporation, 225 Main Street, Menasha, Wisconsin 54952, Attention: Corporate Secretary, telephone (920) 751-7777, or from the Company’s website, www.banta.com.

Banta and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Banta in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Banta’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Banta common stock as of March 3, 2006 is also set forth in the Schedule 14A filed by Banta with the SEC on March 23, 2006.